UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 13, 2008

Rockville Financial, Inc.
(Exact name of registrant as specified in its charter)

Connecticut	000-51239	30-0288470
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

25 Park Street, Rockville, CT	06066
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(860) 291-3600

Not Applicable
(Former name or former address, if changed since last report)

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
(a)	On March 13, 2008, Management and the Audit Committee of the Board of Directors of Rockville Financial, Inc. concluded that the preliminary, unaudited year end results for 2007 (the “Preliminary 2007 Earnings”) announced on February 15, 2008 should no longer be relied upon because of an error contained in them. On February 15, 2008, the Company filed a Current Report on Form 8-K furnishing the Securities and Exchange Commission with a copy of the Company’s press release announcing its Preliminary 2007 Earnings.

More specifically, management determined that noninterest expenses contained in the Preliminary 2007 Earnings were understated by approximately $268,000 on a pre-tax basis, thereby causing the Company’s net income of $8.5 million, or $0.45 per diluted share, disclosed in the Preliminary 2007 Earnings to have been overstated by approximately $174,000 on an after-tax basis. After the adjustment to noninterest expense, net income is reported as $8.3 million, or $0.44 per diluted share. The noninterest expense understatement was related to $52,000 in incentive payment expense, $45,000 of occupancy expense amortization, $36,000 of marketing and promotions expense, $120,000 of insurance and FDIC assessment expense, and $15,000 of other noninterest expense not recorded in computation of the Preliminary 2007 Earnings. The Company expects to file audited financial statements for the year ended December 31, 2007, reflecting these corrected expenses, in its Annual Report on Form 10-K on March 17, 2008.

The Company’s Audit Committee and authorized officers have discussed the matters disclosed above with Deloitte & Touche, LLP, the Company’s Independent Registered Public Accounting firm.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 17, 2008	ROCKVILLE FINANCIAL, INC. Registrant
	By:	/s/ Gregory A. White
Gregory A. White
Senior Vice President/Chief Financial Officer